Exhibit 3.9

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708 Website: secretaryofstate.biz

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         CERTIFICATE OF DESIGNATION
         (PURSUANT TO NRS 78, 1955)
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                                              ABOVE SPACE IS FOR OFFICE USE ONLY

Important: Read attached instructions before completing form.

                           CERTIFICATE OF DESIGNATION
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                         FOR NEVADA PROFIT CORPORATIONS
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                           (PURSUANT TO NRS 78, 1955)

1.   Name of corporation:
     P.D.C. Innovative Industries, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:
     To determine and fix the rights, preferences, privileges and restrictions relating to a series of said Preferred Stock to be designated Class "A" Preferred Stock totaling 40,000 shares as follows:
     Designation and No. Of shares - A total of 40,000 shares of the Corporation's preferred stock shall be designated as Class "A" Preferred Stock.
     Dividends - The holders of shares of the Class "A" Preferred Stock will receive an annual dividend rate of 8% (based on purchase price per share), cumulative, payable quarterly in shares of Class "A" Preferred Stock. Conversion Rights - Holders of the Class "A" Preferred Stock will have the right, at their option, six months after their payment for such Class "A" Preferred Stock to convert to common stock of the Corporation based on (1) 50% discount to the 30 day average closing price immediately prior to the conversion date.
     THE HOLDERS OF CLASS "A" PREFERRED STOCK SHALL NOT BE ENTITLED TO ANY VOTING RIGHTS, PRE- EMPTIVE RIGHTS, OR PREFERENCE IN THE EVENT OF LIQUIDATION, DISSOLUTION OR WINDING UP.

3.   Effective date of filing (optional):______________________________________.

4.   Officer Signature: /s/ Michael C. Hiler.

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees.  See attached fee schedule

                                    Nevada Secretary of State AM Correction 2003
                                                            Revised on: 10/24/03

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                           CERTIFICATE OF DESIGNATION
                                       OF
                        P.D.C INNOVATIVE INDUSTRIES, INC.
                              a Nevada Corporation

         The undersigned, Michael Hiler, Chief Executive Officer, hereby certifies that:

         (1) He is the duly-elected Chief Executive Officer of P.D.C. Innovative Industries, Inc., a Nevada corporation (the "Corporation");

         (2) Pursuant to the authority given by the Corporation's Articles of Incorporation, as amended, the Board of Directors of this Corporation has duly adopted the following recitals and resolutions on February 3, 2004, which recitals and resolutions do not require shareholder approval.

         WHEREAS, the Articles of Incorporation, as amended, of the Corporation provide for a class of shares known as Preferred Stock, $.001 par value per share, issuable from time to time; and

         WHEREAS, the Board of Directors of the Corporation is expressly authorized pursuant to the Articles of Incorporation, as amended of the Corporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them; and

         WHEREAS, the Corporation has not previously issued any of such Preferred Stock;

         WHEREAS, the Board of Directors of the Corporation desires pursuant to its authority to determine and fix the rights, preferences, privileges and restrictions relating to a series of said Preferred Stock to be designated "Class "A" Preferred Stock" totaling 40,000 shares (the "Class "A" Preferred Stock");

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation hereby fixes and determines the designation of the number of shares constituting and the rights, preferences, privileges and restrictions relating to, the Class "A" Preferred Stock as follows:

         1. Designation and Number of Shares. A total of 40,000 shares of the Corporation's preferred stock shall be designated as "Class "A" Preferred Stock."

         2. Dividends. The holders of shares of the Class "A" Preferred Stock will receive an annual dividend rate of 8% (based on purchase price per share), cumulative, payable quarterly in shares of Class "A" Preferred Stock.

         3. Liquidation, Dissolution or Winding Up. The holders of shares of the Class "A" Preferred Stock will not be entitled to any preference in the event of liquidation, dissolution or winding up of the Corporation.
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         4.       Voting Rights. The holders of shares of the Class "A"
                  Preferred Stock shall not be entitled to any voting rights as to any shares of Class "A" Preferred Stock owned by such holder.

         5. Conversion Rights. Holders of the Class "A" Preferred Stock will have the right, at their option, six months after their payment for such Class "A" Preferred Stock to convert to common stock of the Corporation based on: (i) a 50% discount to the 30-day average closing price immediately prior to the conversion date.

         6. Miscellaneous. The Class "A" Preferred Stock have no pre-emptive rights.

         FURTHER RESOLVED, that the Chief Executive Officer of this Corporation is authorized to execute, verify and file a certificate of designation in accordance with Nevada law.

         The authorized number of shares of Preferred Stock of the Corporation is 2,000,000 shares, par value $.001 per share of which no shares have heretofore been issued and none are outstanding.

         Dated as of February 12, 2004.

                                         /s/ Michael Hiler
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                                         Michael Hiler, Chief Executive Officer

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